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                                                                      EXHIBIT 21


                     SCHEDULE 21 SUBSIDIARIES OF REGISTRANT


SUBSIDIARY NAME                         INCORPORATION           DATE
---------------                         -------------         --------
Advanced ImmunoTherapeutics, Inc.       California            06-15-87
NeoTherapeutics GmbH                    Switzerland           04-26-97
NeoGene Technologies, Inc.              California            10-01-99